Exhibit 10.18

***Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

EXCLUSIVE LICENSE AGREEMENT

BAYLOR COLLEGE OF MEDICINE

BELLICUM PHARMACEUTICALS, INC.

RE:	BLG 06-028, “Inducible Toll-like Receptors and Composite Costimulatory Receptors for Unified, Broadly Applicable Immunotherapy”, developed by David M. Spencer, Kevin M. Slawin, Natalia Lapteva, and Priyadharshini Narayanan. Disclosed to BCM on [...***...].

This Exclusive License Agreement (hereinafter called “Agreement”), to be effective as of the 27th day of June, 2010 (hereinafter called “Agreement Date”), is by and between Baylor College of Medicine (hereinafter called “BAYLOR”), a Texas nonprofit corporation having its principal place of business at One Baylor Plaza, Houston, Texas 77030, and Bellicum Pharmaceuticals, Inc., a corporation organized under the laws of Delaware and having a principal place of business at 6400 Fannin Street, Suite 2300 Houston, TX 77030, and its Affiliates (hereinafter, collectively referred to as “BELLICUM”).

WITNESSETH:

WHEREAS, BAYLOR, by virtue of its relationship with its faculty, staff and students and conveyances with the Developers (as defined below) and under and pursuant to the terms and provisions of its Policy on Inventions and Patents, is the owner of certain right, title and interest in and to the Subject Technology and Patent Rights (as defined below); and

WHEREAS, BAYLOR granted certain rights in the Subject Technology and Patent Rights to [...***...] under the terms of the Material Transfer Agreement between Baylor College of Medicine and [...***...], dated [...***...]; and

WHEREAS, BAYLOR is willing to grant a worldwide, exclusive license to all of the right, title and interest owned by BAYLOR as of the Agreement Date in the Subject Technology and Patent Rights to BELLICUM on the terms set forth herein; and

WHEREAS, BELLICUM desires to obtain said exclusive license under the Subject Technology and Patent Rights; and

NOW, THEREFORE, for and in consideration of the foregoing and rights and obligations hereafter, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

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1. DEFINITIONS AS USED HEREIN

1.1 “Affiliates” shall mean any corporation, partnership, joint venture or other entity of which the common stock or other equity ownership thereof is 50% or more owned by BELLICUM.

1.2 “Confidential Information” shall mean any proprietary and secret ideas, proprietary technical information, know-how and proprietary commercial information or other similar proprietary information.

1.3 “Developers” shall mean David M. Spencer, Kevin M. Slawin, Natalia Lapteva, and Priyadharshini Narayanan, employees of BAYLOR at the time the invention was disclosed.

1.4 “Field” shall mean all fields of use.

1.5 “Legal Costs” shall mean all legal fees and expenses, filing or maintenance fees, assessments and all other costs and expenses related to prosecuting, obtaining and maintaining patent protection on the Patent Rights in the United States and foreign countries.

1.6 “Licensed Product(s)” will mean (i) any product that the manufacture, use or sale of which would constitute, but for the license granted to BELLICUM, or sublicense granted to a sublicensee, under this Agreement, an infringement of any Valid Claim of the Patent Rights; and/or (ii) any method the practice of which would constitute, but for the license granted to BELLICUM, or sublicense granted to a sublicensee, under this Agreement, an infringement of any Valid Claim of the Patent Rights.

1.7 “Net Sales” shall mean the gross sales price invoiced to or received (whichever occurs first) from customers, who are not Affiliates, of Licensed Product by BELLICUM or sublicensees, less:

(i)	[...***...];

(ii)	[...***...];

(iii)	[...***...];

(iv)	[...***...]; and

(v)	[...***...];

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The term “Net Sales” in the case of non-cash sales, shall mean the fair market value of all equivalent or other consideration received by BELLICUM or sublicensees for the sale, lease or transfer of Licensed Product.

1.8 “Party” shall mean either BELLICUM or BAYLOR, and the “Parties” shall mean BELLICUM and BAYLOR.

1.9 “Patent Rights” shall mean all right, title and interest owned by BAYLOR as of the Agreement Date in patent applications filed before, on or after the Agreement Date, that pertain to the Subject Technology, including:

(a) PCT Patent Application No. PCT/US2007/081963, “Methods and Compositions for Generating an Immune Response by Inducing CD40 and Pattern Recognition Receptors and Adaptors Thereof”,” naming David M. Spencer and Natalia Lapteva as inventors, and filed 10/19/2007, which claims priority to U.S. Provisional Patent Application No. 60/862,211, filed 10/19/2006; U.S. Provisional Patent Application No. 60/895,088, filed 03/15/2007; United States Patent Application No. 12/445,939, International filing date 10/19/2007; Australian Patent Application No. 2007310946, International filing date 10/19/2007; Canadian Patent Application No. 2,666,667, International filing date 10/19/2007; European Patent Convention Application No. 07844466.8, International filing date 10/19/2007; and Hong Kong Patent Application No. 10100140.7, International filing date 10/19/2008;

(b) United States Patent Application No. 12/563,991, “Methods and Compositions for Generating an Immune Response by Inducing CD40 and Pattern Recognition Receptor Adapters,” naming David Spencer and Priyadharshini Narayanan as inventors, and filed 9/21/09. Claims priority to U.S. Provisional Patent Application No. 61/099,163, filed 9/22/08, U.S. Provisional Patent Application No. 61/153,562, filed 2/18/09, and U.S. Provisional Patent Application No. 61/181,572, filed 5/27/09;

(c) PCT Patent Application No. PCT/US2009/057738, “Methods and Compositions for Generating an Immune Response by Inducing CD40 and Pattern Recognition Receptor Adapters,” naming David Spencer and Priyadharshini Narayan as inventors, and filed 9/21/09, which claims priority to U.S. Provisional Patent Application No. 61/099,163, filed 9/22/08, U.S. Provisional Patent Application No. 61/153,562, filed 2/18/09, and U.S. Provisional Patent Application No. 61/181,572, filed 5/27/09;

(d) United States Provisional Application No. 61/325,127, entitled “Method for Treating Solid Tumors,” naming Kevin Slawin, David Spencer and Natalia Lapteva as inventors, and filed April 16, 2010, subject to limitations described in Section 1.9(f); and

(e) (i) all United States counterparts and foreign counterparts of patent applications listed in the foregoing clauses (a) to (d); (ii) all other patents and patent applications in any country that claim, cover or describe the Subject Technology and/or subject matter disclosed in patent applications of (a) to (d) and (e)(i) and are owned or controlled by BAYLOR; (iii) all pending patent applications anywhere in the world that claim common priority with any patent or patent application of the foregoing clauses (a) to (d), (e)(i) and

(e) (ii); (iv) all patents that have issued or in the future issue from any of the patent applications described in the foregoing clauses (a) to (d) and (e)(i)-(iii), including without limitation, utility models, design patents and certificates of invention; and (v) all divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions or additions to the patents and patent application listed and described in the foregoing clauses (a) to (d) and (e)(i)-(iv). As used herein, the phrase “pending patent applications” shall be construed to include provisional applications.

(f) Patent Rights provided in Section 1.9(d), and Sections 1.9(e)(i)-(v) as they pertain to Section 1.9(d), extend only to products containing a MyD88 nucleotide sequence or MyD88 amino acid sequence, compositions that include such products, and methods for making and using such compositions and products.

1.10 “Subject Technology” shall mean and include all right, title and interest owned by BAYLOR as of the Agreement Date in any technology, biological materials, methods, documents, materials, tests, know-how and all confidential information existing as of the Agreement Date pertaining to the following technology disclosures:

BLG 06-028, “Inducible Toll-like Receptors and Composite Costimulatory Receptors for Unified, Broadly Applicable Immunotherapy”, developed by David M. Spencer, Kevin M. Slawin, Natalia Lapteva, and Priyadharshini Narayanan. Disclosed to BCM on [...***...].

1.11 “Sublicensing Revenue” shall mean all cash and non-cash items not earmarked for a specific purpose, paid to BELLICUM which constitute advance considerations for sublicensing rights to Licensed Product(s) granted by BELLICUM, but exclude any amounts (i) [...***...], or (ii) [...***...], (iii) [...***...], (iv) [...***...], and (v) [...***...].

1.12 “Valid Claim” means a claim of an issued and unexpired patent within the Patent Rights that has not been held revoked, unenforceable, unpatentable or invalid by a final decision of a court of competent jurisdiction or by a final decision of a patent office and that has not been admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise.

2. GRANT OF LICENSE

2.1 Grant. Subject to the reservations of rights set forth in Paragraph 2.2, BAYLOR hereby grants to BELLICUM, and BELLICUM hereby accepts, an exclusive, worldwide, sublicensable, fee-bearing and royalty-bearing license under the Patent Rights and Subject Technology, to make, have made, use, import, export, distribute, research, develop, obtain regulatory approval, manufacture, have manufactured, offer for sale and sell Licensed Products.

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2.2 Restrictions. The grant in Paragraph 2.1 shall be further subject to, restricted by and non-exclusive with respect to;

(i) the making or use of the Subject Technology and Patent Rights by BAYLOR for non-commercial research, patient care, teaching and other educationally related purposes;

(ii) any non-exclusive license of the Subject Technology and/or Patent Rights that BAYLOR grants to other academic or research institutions for non-commercial research purposes; and

(iii) any non-exclusive license of the Subject Technology and/or Patent Rights that BAYLOR is required by law or regulation to grant to the United States of America or to a foreign state pursuant to an existing or future treaty with the United States of America; and

(iv) the non-exclusive, worldwide, paid-up license granted to [...***...] under the terms of the Material Transfer Agreement between Baylor College of Medicine and [...***...], dated [...***...].

2.3 Government Reservation. Rights under this Agreement are subject to rights required to be granted to the Government of the United States of America pursuant to 35 USC Section 200-212, including a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject inventions throughout the world.

3. DILIGENCE

BELLICUM shall:

(i) Supply to BAYLOR an Annual Report within [...***...] of January 1st of each year during the Term of the Agreement documenting Bellicum’s progress and activities related to research and development, securing regulatory approvals, manufacturing, sublicensing, marketing and sales of Licensed Product;

(ii) File an investigational new drug (IND) application on a Licensed Product within [...***...] of the Agreement Date;

(iii) Initiate a Phase III Clinical Trial on a Licensed Product within [...***...] of the Agreement Date;

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BAYLOR may [...***...] if BELLICUM does not perform (i), (ii) or (iii) in this section, subject to the Term and Termination section (Section 10) herein.

4. PAYMENTS

4.1 License Execution Fee. As partial consideration for the rights conveyed by BAYLOR under this Agreement, BELLICUM shall pay BAYLOR a license fee of thirty thousand dollars ($30,000). Such payment shall be delivered to BAYLOR in installments according to the following schedule:

(i)	[...***...] dollars ($[...***...]) upon execution of this Agreement;

(ii)	[...***...] dollars ($[...***...]) due [...***...] from the Agreement Date; and

(iii)	[...***...] dollars ($[...***...]) due on [...***...].

4.2 Annual Maintenance Fee. BELLICUM shall pay to BAYLOR an annual maintenance fee of [...***...] dollars ($[...***...]) due upon each anniversary of the Agreement Date, beginning on the second anniversary of the Agreement Date and continuing until introduction of a Licensed Product.

4.3 Royalty on Net Sales. BELLICUM will pay to BAYLOR a royalty of [...***...] percent ([...***...]%) of Net Sales of Licensed Product. Collectively the royalty payments that are the subject of this Paragraph 4.3 are termed “Royalties” for purposes of this Agreement and shall be payable as provided in Section 5.

4.4 Minimum Royalties. Beginning with the calendar year following the first commercial sale of a Licensed Product, BELLICUM shall pay to BAYLOR an amount such that the amount payable shall be the greater of: (i) the actual royalties on Net Sales of Licensed Products during the calendar year, or (ii) the following minimum royalties:

(a) [...***...] dollars the first calendar year following the first commercial sale of a Licensed Product;

(b) [...***...] dollars the second calendar year following the first commercial sale of a Licensed Product;

(c) [...***...] dollars the third calendar year following the first commercial sale of a Licensed Product and thereafter.

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4.5 Milestones. BELLICUM shall also pay BAYLOR the following milestone payments set forth below:

For the first (1st) clinical indication:

Phase I Clinical Trial Initiation	[...***...] ($[...***...])

Phase II Clinical Trial Initiation	[...***...] dollars ($[...***...])

For the first two (2) clinical indications:

Phase III Clinical Trial Initiation	[...***...] dollars ($[...***...])

First Regulatory Agency-Approved Commercial Sale	[...***...] dollars ($[...***...]).

BELLICUM shall notify BAYLOR in writing within [...***...] days upon the achievement of each milestone, such notice to be accompanied by payment of the appropriate milestone payment. Milestones are to be paid regardless of whether BELLICUM or BELLICUM’s sublicensee attains such milestone.

4.6 Sublicense Revenue Sharing. In the event BELLICUM sublicenses the Subject Technology and Patent Rights under this Agreement, BELLICUM agrees to pay to BAYLOR:

(i) [...***...] percent ([...***...]%) of Sublicense Revenue if the sublicense agreement is executed on or before the [...***...].

(ii) [...***...] percent ([...***...]%) of Sublicense Revenue shall be payable to Baylor if the sublicense agreement is executed after the [...***...].

4.7 Legal Costs. BELLICUM will be responsible for payment of all Legal Costs, which BELLICUM will pay directly to each legal service provider on invoices for such legal costs received by BELLICUM.

4.8 Failure to Make Payment. Should BELLICUM fail to make any payment whatsoever due and payable to BAYLOR hereunder, BAYLOR may, at its sole option, terminate this Agreement as provided in Section 10.

5. REPORTING

5.1 Notification of Sale of Licensed Products. BELLICUM shall notify BAYLOR the date on which BELLICUM and/or its sublicensee(s) make a first sale of Licensed Products in each country in which it occurs within [...***...] days of occurrence.

5.2 Royalty Reports. BELLICUM shall submit to BAYLOR within [...***...] after March 31, June 30, September 30 and December 31, a written report on a form provided by BAYLOR (a current version of which is attached as Appendix A) setting forth for such calendar quarter at least the following information:

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(i) the number of Licensed Products sold by BELLICUM and sublicensees in each country;

(ii) total billings for such Licensed Products;

(iii) the gross amount of monies or cash equivalent or other consideration which is received for sales, leases, licenses or other modes of transfer of Licensed Products by BELLICUM;

(iv) the identity of that consideration which is received instead of money for sales, leases, licenses or other modes of transfer of Licensed Products by BELLICUM;

(v) allowed deductions from the gross amount as per Definition 1.7, under which BELLICUM shall determine the amount of Net Sales thereof;

(vi) the amount of Royalties due thereon, or, if no Royalties are due to BAYLOR for any reporting period, the statement that no Royalties are due;

(vii) the amount of Sublicensing Revenue received by BELLICUM; and

(viii) the amount of other payments due BAYLOR, including but not limited to, milestone payments, minimum royalty payments and maintenance fee payments.

The royalty report shall be certified as correct by an officer of BELLICUM. After termination or expiration of this Agreement, BELLICUM will continue to submit royalty reports and payments to BAYLOR until all Licensed Products made, used, marketed, leased or imported under the Agreement have been sold.

5.3 Payment to Accompany Royalty Report. BELLICUM shall pay to BAYLOR with each such royalty report the amount of Royalties and other payments due with respect to such calendar quarter. If multiple technologies are covered by the license granted hereunder, BELLICUM shall specify which Subject Technology and Patent Rights are utilized for each Licensed Product included in the royalty report by citing the applicable BLG number listed on the front page of the Agreement.

5.4 Payment Terms. All payments due hereunder are payable by check or wire transfer in United States dollars and shall be deemed received when the complete payment is credited to BAYLOR’s bank account. Until all funds are received by BAYLOR, the payment by BELLICUM is not considered to be complete. For sales of Licensed Products in currencies other than the United States, BELLICUM shall use exchange rates published in [...***...] on the last business day of the calendar quarter that such payment is due. No transfer, exchange, collection or other charges, including any wire transfer fees, shall be deducted from such payments.

5.5 Late Payments. Late payments shall be subject to a charge of [...***...] percent ([...***...]%) per [...***...], the interest being compounded annually, or [...***...]

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dollars ($[...***...]), whichever is greater. BELLICUM shall calculate the correct late payment charge, and shall add it to each such late payment. Said late payment charge and the payment and acceptance thereof shall not negate or waive the right of BAYLOR to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment. [...***...].

5.6 Payment Address: If payments are sent by check, they shall be sent to the address listed in Paragraph 14.1. If payments are sent by wire transfer, they shall be sent using the wiring instructions sent by BAYLOR.

5.7 Notification of Merger or Acquisition. In the event of acquisition, merger, change of corporate name, or change of make-up, organization, or identity, BELLICUM shall notify BAYLOR in writing within [...***...] days of such event.

5.8 Small Entity Status Notification. If BELLICUM or sublicensee does not qualify as a “small entity” as provided by the United States Patent and Trademark Office, BELLICUM will notify BAYLOR within [...***...] days of BELLICUM becoming aware of such entity status change.

6. RECORDS AND INSPECTION

6.1 Obligation to Maintain Accounting Records. BELLICUM shall maintain, and shall cause its sublicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to BAYLOR in relation to this Agreement, which records shall contain sufficient information to permit BAYLOR to confirm the accuracy of any reports delivered to BAYLOR and compliance in other respects with this Agreement. The relevant party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain.

6.2 BAYLOR Right to Conduct Audit. During the Term of this Agreement as defined below and for a period of [...***...] thereafter, an independent certified public accountant, selected by BAYLOR and reasonably acceptable to BELLICUM (said acceptance shall not be unreasonably withheld, delayed, or denied), shall have the right to inspect the books and records of BELLICUM in conjunction with the performance of BELLICUM’s obligations under the terms and conditions of this Agreement. BAYLOR will ensure that the accountant will conduct the inspection in accordance with duties or confidentiality and non-use no less stringent than such provisions of this Agreement. Such inspection will pertain only to BELLICUM’s Sublicensing Revenue, Net Sales and calculation of Royalties within the [...***...] period immediately preceding the start of the inspection, and BAYLOR’s accountant shall be granted access to records or documents required to determine the accuracy of any Sublicensing Revenue payment, Net Sales calculation or Royalty payment. BELLICUM agrees to provide the accountant reasonable access to the records and documents, and shall cooperate reasonably with the accountant in support of its inspection and audit activities during BELLICUM’s

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normal business hours. The accountant will issue a report specifying the findings of its inspection and audit, and BAYLOR will immediately issue a copy of the report to BELLICUM. If either Party disagrees with results of such report, BELLICUM and BAYLOR will use their good faith best efforts to resolve the disagreement.

6.3 Resolution of a Payment Deficiency. If a payment deficiency is determined, BELLICUM and its sublicensee(s), as applicable, shall pay the outstanding amounts within [...***...] days of receiving written notice thereof, plus interest on such outstanding amounts as described in Section 5.

6.4 Responsibility for Audit Expenses. BAYLOR will pay for any audit done under Paragraph 6.2. However, in the event that the audit reveals an underpayment of Royalties or fees by more than [...***...] percent ([...***...]%) for the period being audited, the cost of the audit shall be paid by BELLICUM. If the underpayment is less than [...***...] percent ([...***...]%) but more than [...***...] percent ([...***...]%) for the period being audited, BELLICUM and BAYLOR shall [...***...]

7. SUBLICENSES

All sublicenses granted by BELLICUM of its rights hereunder shall have terms and conditions no less restrictive than those in this Agreement. BELLICUM shall be responsible for its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of BELLICUM hereunder. Should BELLICUM become aware of an act or omission of a sublicensee that would be a material breach of this Agreement, BELLICUM shall use reasonable business efforts to cause the sublicensee to cure the breach. No such sublicense agreement shall contain a provision that illegally extends the term of Patent Rights under this Agreement. BELLICUM shall give BAYLOR prompt notification of the identity and address of each sublicensee with whom it concludes a sublicense agreement and shall supply BAYLOR with a copy of each such sublicense agreement.

8. PATENTS AND INFRINGEMENT

8.1 Patent Prosecution Responsibility. From the Agreement Date and for the term of this Agreement, BELLICUM shall have primary responsibility, at its sole cost, to use patent counsel of its choice that is reasonably acceptable to BAYLOR for filing, prosecuting and maintaining all patent applications and patents included in the Patent Rights and Subject Technology licensed hereunder, except that BAYLOR may assume responsibility at its sole expense for pursuing any protection which BELLICUM declines to prosecute pursuant to Paragraph 8.2 of this Agreement.

8.2 Notification of Intent Not to Pursue. In the event that BELLICUM decides not to pay for the costs associated with either: (i) the prosecution of patent applications in the Patent Rights or (ii) maintenance of any United States or foreign issued patent in the Patent Rights, BELLICUM shall provide BAYLOR [...***...] days written notice thereof. BELLICUM’s right under this Agreement to practice an invention

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validly claimed in an issued patent not pursued under this Section 8.2 shall terminate [...***...] days after such notice in the jurisdiction of the patent not pursued.

8.3 Obligation to Inform. BELLICUM agrees to keep BAYLOR reasonably informed, at [...***...]’s expense, of prosecution and other actions pursuant to this Section 8, including submitting to BAYLOR copies of all official actions and responses thereto.

8.4 Obligation to Cooperate. BAYLOR agrees to reasonably cooperate with BELLICUM to whatever extent is reasonably necessary to provide BELLICUM the full benefit of the license granted herein.

8.5 Infringement Procedures. During the term of this Agreement, each Party shall promptly inform the other of any suspected infringement of any claims in the Patent Rights or the misuse, misappropriation, theft or breach of confidence of other proprietary rights in the Subject Technology and/or Patent Rights by a third party, and with respect to such activities as are suspected. Any action or proceeding against such third party shall be instituted as follows:

(i) BAYLOR and BELLICUM may agree to jointly institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such third party. Such joint action shall be brought in the names of both BAYLOR and BELLICUM. If BAYLOR or BELLICUM decide to jointly prosecute an action or proceeding after it has been instituted by one Party, the action shall be continued in the name or names they both agree is expedient for efficient prosecution of such action. BELLICUM and BAYLOR shall agree to the manner in which they shall exercise control over any joint action or proceeding, providing however that if they cannot agree BAYLOR shall have the right to unilaterally decide on control. In such joint action or proceeding, the out-of-pocket costs shall be borne equally, and any recovery or settlement shall be shared equally.

(ii) If BELLICUM does not agree to participate in a joint action or proceeding then BAYLOR shall have the right, but not the obligation, to institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such third party. If BAYLOR elects to institute action, it does so at its own cost. If BAYLOR fails to bring such an action or proceeding within a period of three (3) months after receiving notice or otherwise having knowledge of such infringement, then BELLICUM shall have the right, but not the obligation, to prosecute the same at its own expense. If BELLICUM elects to institute action and action is not jointly instituted as described in Section 8.5(i), BELLICUM does so at its own cost and BAYLOR agrees to be named in the action and reasonably cooperate with costs of such actions by BAYLOR being paid by BELLICUM. Should either BAYLOR or BELLICUM commence action under the provisions of this Paragraph 8.5 and thereafter elect to abandon the same, it shall give timely notice to the other Party who may, if it so desires, continue prosecution of such action or proceeding. All recoveries, whether by

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judgment, award, decree or settlement, from infringement or misuse of Subject Technology and/or Patent Rights shall be apportioned as follows: (a) the Party bringing the action or proceeding shall first recover an amount equal the costs and expenses incurred by such Party directly related to the prosecution of such action or proceeding, (b) the Party cooperating in such action or proceeding shall then recover costs and expenses incurred by such Party directly related to its cooperation in the prosecution of such action or proceeding and (c) the remainder will be divided proportionately between BAYLOR and BELLICUM according to the fraction of the costs and expenses incurred by each Party.

8.6 Consent to Settle. Neither BAYLOR nor BELLICUM shall settle any action covered by Paragraph 8.5 without first obtaining the consent of the other Party, which consent will not be unreasonably withheld.

8.7 Liability for Losses. BAYLOR shall not be liable for any losses incurred as the result of an action for infringement brought against BELLICUM as the result of BELLICUM’s exercise of any right granted under this Agreement. The decision to defend or not defend shall be in BELLICUM’s sole discretion.

9. TERM AND EXPIRATION

Unless sooner terminated as otherwise provided in Section 10, the license to employ Patent Rights and Subject Technology granted herein as part of Section 2 shall expire on a country-by-country basis, on the date of expiration of the last of the Patent Rights to expire. After such expiration, BELLICUM shall have a perpetual, paid-in-full (i.e., royalty free) license in such country,

10. TERMINATION

10.1 Termination by Baylor: Breach. In the event of default or failure by BELLICUM to perform any of the terms, covenants or provisions of this Agreement, BELLICUM shall have ninety (90) days after the receipt by BELLICUM of written notice of such default by BAYLOR to correct such default. If such default is not corrected within the said ninety (90) day period, BAYLOR shall have the right, at its option, to cancel and terminate this Agreement. The Parties may mutually agree, in writing, to extend the cure period for a default if BELLICUM has demonstrated good faith efforts to cure said default. However, BAYLOR is not obligated to grant such an extension. The failure of BAYLOR to exercise such right of termination shall not be deemed to be a waiver of any right BAYLOR might have, nor shall such failure preclude BAYLOR from exercising or enforcing said right upon any subsequent failure by BELLICUM.

10.2 Termination by Baylor: Insolvency. BAYLOR shall have the right, at its option, to cancel and terminate this Agreement in the event that BELLICUM shall (i) become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for BELLICUM and BELLICUM shall, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings.

10.3 Termination by Bellicum. BELLICUM, upon sixty (60) days prior written notice to BAYLOR, may terminate this Agreement with or without cause.

10.4 Effects of Termination. In the event of termination of this Agreement, all rights to the Subject Technology and Patent Rights shall revert to BAYLOR.

10.5 Termination: Sublicenses. Effective on the date of termination of this Agreement for any reason prior to expiration, BELLICUM hereby assigns to BAYLOR, and BAYLOR hereby accepts as a successor to BELLICUM, each authorized sublicense agreement that is in effect on the date of termination. BELLICUM will notify, in writing, each sublicensee of such assignment within ten (10) days after the date of termination of this Agreement. BAYLOR will accept the assignment of each sublicense agreement from BELLICUM when the sublicensee agrees in writing to be bound directly to BAYLOR by provisions of the sublicensing agreement. BELLICUM will include notification of this provision in this Section 10.5 in each sublicense it grants under this Agreement.

10.6 No Refund. In the event this Agreement is terminated pursuant to this Section 10, BAYLOR is under no obligation to refund any consideration made by BELLICUM to BAYLOR, as set forth in Section 4, prior to the effective date of such termination or expiration.

10.7 Survival of Termination. No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations of Sections 4, 5, 6, 10, 12, 13, 14, 15, and 16 shall survive termination of this Agreement.

11. ASSIGNMENT

BELLICUM may assign this Agreement to a third party without BAYLOR’s approval or consent as part of:

(i) A sale or other transfer of BELLICUM’s entire business; or

(ii) A sale or other transfer of that part of BELLICUM’s business to which the license granted hereby relates;

BELLICUM shall give BAYLOR [...***...] days prior written notice of such assignment, including the new contact information of assignee. In circumstances other than (i) and (ii) of this Article 11, BELLICUM may assign this Agreement to a third party with the prior written consent of BAYLOR, which consent will not be unreasonably withheld, and BAYLOR will accept such assignment when the assignee has agreed in writing to be

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bound by terms of this Agreement. Upon such assignment of this Agreement by such assignee, the term “BELLICUM” as used herein (i) will include the name of the assignee should BELLICUM assign a partial right and/or interest hereunder to the assignee, or (ii) will be replaced by the name of the assignee should BELLICUM assign its full right and interest hereunder to the assignee.

12. GOVERNMENTAL COMPLIANCE

12.1 Compliance with Laws. BELLICUM shall, during the term of this Agreement and for so long as it shall use the Subject Technology or Patent Rights or sell Licensed Products, comply with and cause its sublicensees to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of the Subject Technology, Patent Rights, Licensed Products or any other activity undertaken pursuant to this Agreement.

12.2 Export Control Regulations. The Subject Technology is subject to, and BELLICUM agrees to use commercially reasonable efforts to comply with, U.S. law including but not limited to U.S. export controls under the Export Administration Regulations (15 C.F.R. Part 734 et seq.) and U.S. economic sanctions and embargoes codified in 31 C.F.R. Chapter V. BELLICUM agrees that BELLICUM bears sole responsibility for understanding and complying with current U.S. trade controls laws and regulations as applicable to its activities subject to this Agreement. Without limitation on the general agreement to comply set forth in the first sentence of this Paragraph 12.2, BELLICUM agrees not to sell any goods, services, or technologies subject to this Agreement, or to re-export the same: (1) to any destination prohibited by U.S. law, including any destination subject to U.S. economic embargo; (2) to any end-user prohibited by U.S. law, including any person or entity listed on the U.S. government’s Specially Designated Nationals list, Denied Parties List, Debarred Persons List, Unverified List, or Entities List. Furthermore, any transfer of Patent Rights from BAYLOR to BELLICUM under this Agreement may be subject to U.S. export license authorization under U.S. law, and BAYLOR agrees to comply with applicable laws for such transfer.

12.3 Requirement for U.S. Manufacture. BAYLOR represents and certifies that research giving rise to the Patent Rights was partially funded by Federal funds, and that such Federal funds were solely from the National Institutes of Health (NIH). BELLICUM agrees that Licensed Products developed as a result of such Federal funds and are leased or sold in the United States shall be manufactured substantially in the United States, unless a written waiver is obtained from the NIH. At the request of BELLICUM, BAYLOR agrees to the best of its abilities to assist BELLICUM should BELLICUM seek such a waiver.

13. DISPUTE RESOLUTION

13.1 Amicable Resolution. The parties shall attempt to settle any controversy between them amicably. To this end, a senior executive from each Party shall consult and negotiate to reach a solution. The Parties agree that the period of amicable resolution shall toll any otherwise applicable statute of limitations. However, nothing in this clause shall preclude any Party from commencing mediation if said negotiations do not result in a signed written settlement agreement within [...***...] days after written notice that these amicable resolution negotiations have commenced.

13.2 Mediation. If a controversy arises out of or relates to this agreement, or the breach thereof, and if the controversy cannot be settled through amicable resolution, the Parties agree to try in good faith to settle the controversy by mediation before resorting to final and binding arbitration. The Party seeking mediation shall propose five mediators, each of whom shall be a lawyer licensed to practice by the state of Texas, having practiced actively in the field of commercial law for at least 15 years, to the other Party who shall select the mediator from the list. The Parties shall split the cost of the mediator equally. The Parties agree that the period of mediation shall toll any otherwise applicable statute of limitations. However, nothing in this clause shall preclude any Party from commencing arbitration if said negotiations do not result in a signed written settlement agreement within [...***...] days after written notice that amicable resolution negotiations have commenced.

13.3 Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, including claims for tortious interference or other tortious or statutory claims arising before, during or after termination, providing only that such claim touches upon matters covered by this Agreement shall be finally settled by arbitration administered by the American Arbitration Association pursuant to the Commercial Arbitration Rules in force at the time of the commencement of the arbitration, except as modified by the specific provisions of this Agreement. It is the specific intent of the Parties that this arbitration provision is intended to be the broadest form allowed by law.

13.4 Parties to Arbitration. This agreement to arbitrate is intended to be binding upon the signatories hereto, their principals, successors, assigns, subsidiaries and affiliates. This agreement to arbitrate is also intended to include any disputes, controversy or claims against any Party’s employees, agents, representatives, or outside legal counsel arising out of or relating to matters covered by this Agreement or any agreement in which this Agreement is incorporated.

13.5 Consolidation Permitted. The Parties expressly agree that any court with jurisdiction may order the consolidation of any arbitrable controversy under this Agreement with any related arbitrable controversy not arising under this Agreement, as the court may deem necessary in the interests of justice or efficiency or on such other grounds as the court may deem appropriate.

13.6 Entry of Judgment. The Parties agree that a final judgment on the arbitration award may be entered by any court having jurisdiction thereof.

***Confidential Treatment Requested

13.7 Appointing Arbitrators. The American Arbitration Association shall appoint the arbitrator(s) from its Large, Complex Claims Panel. If such appointment cannot be made from the Large, Complex Claims Panel, then from its Commercial Panel. The Parties hereby agree to and acquiesce in any appointment of an arbitrator or arbitrators that may be made by such appointing authority.

13.8 Qualifications of the Arbitrator(s). The arbitrator(s) must be a lawyer, having practiced actively in the field of commercial law for at least 15 years.

13.9 Governing Substantive Law. The arbitrator(s) shall determine the rights and obligations of the Parties according to the substantive laws of the State of Texas (excluding conflicts of law principles) as though acting as a court of the State of Texas.

13.10 Governing Arbitration Law. The law applicable to the validity of the arbitration clause, the conduct of the arbitration, including any resort to a court for provisional remedies, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act.

13.11 Governing Convention. The Parties elect to have the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958 (instead of the Inter-American New York Convention on International Commercial Arbitration of August 15, 1990) govern any and all disputes that may be the subject of arbitration pursuant to this Agreement.

13.12 Preliminary Issues of Law. The arbitrator(s) shall hear and determine any preliminary issue of law asserted by a Party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrator(s) deems appropriate.

13.13 Confidentiality. The Parties and the arbitrator(s) shall treat all aspects of the arbitration proceedings, including without limitation discovery, testimony and other evidence, briefs and the award, as strictly confidential. Further, except as may be required by law, neither Party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

13.14 Place of Arbitration. The seat of arbitration shall be Houston, Texas, USA.

13.15 Language. The arbitration shall be conducted in the English language. All submissions shall be made in English or with an English translation. Witnesses may provide testimony in a language other than English, provided that a simultaneous English translation is provided. Each Party shall bear its own translation costs.

13.16 Punitive Damages Prohibited. The Parties hereby waive any claim to any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages, and the arbitrator(s) is/are specially divested of any power to award any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages.

13.17 Costs. The Party prevailing on substantially all of its claims shall be entitled to recover its costs, including attorneys’ fees, for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel or enjoin arbitration, to request interim measures or to confirm or set aside an award.

13.18 Survival. The provisions of this Section 13 shall survive expiration or termination of this Agreement.

14. ADDRESSES

14.1 Baylor Payment Address. All certificates of common stock shall be sent to the address below, and shall reference the applicable OTA numbers listed on the front page of the Agreement.

BAYLOR Tax ID #: 74-1613878

Baylor College of Medicine

Licensing Group

P.O. Box 203710

Houston, TX 77216-3710

Telephone No. 713-798-6821

Facsimile No. 713-798-1252

E-Mail blg@bcm.tmc.edu

14.2 Bellicum Payment Address. For questions about payments, BAYLOR can contact BELLICUM at the address below:

Tom Farrell CEO

Bellicum Pharmaceuticals, Inc.

6400 Fannin Street, Suite 2300

Houston, TX 77030

(713) 341-6472 direct

(713) 335-1446 fax

(512) 507-0003 mobile

tfarrell@bellicum.com

14.3 Address for Notices. All notices, reports or other communication pursuant to this Agreement shall be sent to such Party via (i) United States Postal Service postage prepaid, (ii) overnight courier, or (iii) facsimile transmission, addressed to it at its address set forth below or as it shall designate by written notice given to the other Party. Notice shall be sufficiently made, or given and received (a) on the date of mailing or (b) when a facsimile printer reflects transmission.

In the case of BAYLOR:

Patrick Turley

Associate General Counsel

Baylor College of Medicine

One Baylor Plaza, BCM210-600D

Houston, TX 77030

Telephone No. 713-798-6821

Facsimile No. 713-798-1252

E-Mail blg©bcm.tmc.edu

In the case of BELLICUM:

Tom Farrell CEO

Bellicum Pharmaceuticals, Inc.

6400 Fannin Street, Suite 2300

Houston, TX 77030

(713) 341-6472 direct

(713) 335-1446 fax

(512) 507-0003 mobile

tfarrell©bellicum.com

14.4 Baylor Reference Number. Each such report, notice or other communication shall include the applicable Baylor reference numbers listed on the front page of the Agreement.

15. REPRESENTATIONS, INDEMNITY & INSURANCE

15.1 BELLICUM Representations. BELLICUM hereby represents and certifies that:

(i) it is a corporation duly organized and in good standing under the laws of the State of Delaware;

(ii) it is qualified to do business and in good standing in the State of Texas and elsewhere as the nature of its business and properties so require;

(iii) the execution, delivery and performance of this Agreement by BELLICUM and the consideration provided for herein has been duly authorized by corporate action; and

(iv) it has the full power and authority to enter into and carry out its obligations under this Agreement.

BELLICUM agrees to indemnify and hold BAYLOR and its officers, trustees, faculty, employees, agents and representatives, harmless from any liabilities, costs and expenses (including attorneys’ fees and expenses), obligations or causes of action arising out of or related to any breach of the representations and certifications made by BELLICUM in this Section 15.1.

15.2 BAYLOR Representations. BAYLOR represents and certifies that:

(i) it is qualified to do business and is in good standing in the State of Texas and elsewhere as the nature of its business and properties so require;

(ii) the execution, delivery and performance of this Agreement by BAYLOR and the consideration provided for herein has been duly authorized;

(iii) it has the full power and authority to enter into and carry out its obligations under this Agreement; and

(iv) it controls the entire right, title and interest in the Patent Rights and the Subject Technology BAYLOR owns and is fully authorized to make the grant in Section 2.1 of the Agreement.

15.3 GENERAL INDEMNITY.

(I) EACH PARTY SHALL NOTIFY THE OTHER OF ANY CLAIM, LAWSUIT OR OTHER PROCEEDING RELATED TO THE SUBJECT TECHNOLOGY AND PATENT RIGHTS. BELLICUM AGREES THAT IT WILL DEFEND, INDEMNIFY AND HOLD HARMLESS BAYLOR, ITS FACULTY MEMBERS, SCIENTISTS, RESEARCHERS, EMPLOYEES, OFFICERS, TRUSTEES AND AGENTS AND EACH OF THEM (THE “INDEMNIFIED PARTIES”), FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, LAWSUITS OR OTHER PROCEEDINGS (THE “BAYLOR CLAIMS”) FILED OR OTHERWISE INSTITUTED AGAINST ANY OF THE INDEMNIFIED PARTIES ARISING OUT OF THE DESIGN, PROCESS, MANUFACTURE OR USE BY BELLICUM OF THE SUBJECT TECHNOLOGY, PATENT RIGHTS, OR LICENSED PRODUCTS; PROVIDED, HOWEVER, THAT SUCH INDEMNITY SHALL NOT APPLY TO ANY CLAIMS ARISING FROM THE NEGLIGENCE OR INTENTIONAL MISCONDUCT OF ANY INDEMNIFIED PARTY. BELLICUM WILL ALSO ASSUME RESPONSIBILITY FOR ALL COSTS AND EXPENSES RELATED TO SUCH CLAIMS FOR WHICH IT IS OBLIGATED TO INDEMNIFY THE INDEMNIFIED PARTIES PURSUANT TO THIS PARAGRAPH 15.3, INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS’ FEES AND COSTS OF LITIGATION OR OTHER DEFENSE.

(II) BELLICUM FURTHER AGREES NOT TO SETTLE ANY CLAIM AGAINST A BAYLOR INDEMNITEE WITHOUT THE INDEMNITEE’S WRITTEN CONSENT WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD. BELLICUM FURTHER AGREES TO KEEP BAYLOR INDEMNITEES FULLY APPRISED OF THE BAYLOR CLAIMS.

15.4 Insurance.

(i) BELLICUM shall, for so long as BELLICUM manufactures, uses or sells any Licensed Product(s) for research applications, maintain in full force and effect policies of (a) general liability insurance with limits of not less than [...***...] dollars ($[...***...]) per occurrence with an annual aggregate of [...***...] dollars ($[...***...]) and (b) products liability insurance, with limits of not less than [...***...] dollars ($[...***...]) per occurrence with an annual aggregate of [...***...] dollars ($[...***...]).

(ii) BELLICUM shall provide to BAYLOR copies of certificates of insurance or copies of the policies of insurance within [...***...] days after BELLICUM receives a request from BAYLOR for such copies. It is the intention of the Parties hereto that BELLICUM shall, throughout the term of this Agreement, continuously and without interruption, maintain in force the required insurance coverages set forth in this Paragraph 15.4.

(iii) BAYLOR reserves the right to request additional policies of insurance where appropriate and reasonable in light of BELLICUM’s business operations and availability of coverage.

15.5 DISCLAIMER OF WARRANTY. BAYLOR MAKES NO WARRANTIES OR REPRESENTATIONS OTHER THAN THOSE MADE ABOVE, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE SUBJECT TECHNOLOGY, PATENT RIGHTS OR LICENSED PRODUCTS AND BAYLOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OF THE PATENTABILITY OF THE SUBJECT TECHNOLOGY, PATENT RIGHTS OR LICENSED PRODUCTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE SUBJECT TECHNOLOGY, PATENT RIGHTS OR LICENSED PRODUCTS ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS UNDER ANY PATENTS OF BAYLOR OTHER THAN THE PATENT RIGHTS, REGARDLESS OF WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS.

16. ADDITIONAL PROVISIONS

16.1 Use of BAYLOR Name. BAYLOR agrees that BELLICUM may publicly disclose the existence of this Agreement, the name “Baylor College of Medicine” and the names of scientists and researchers at BAYLOR associated with the Patent Rights and Technology Rights. BELLICUM will not disclose it has an affiliation with BAYLOR that does not exist at the time the name “Baylor College of Medicine” is publicly disclosed.

***Confidential Treatment Requested

16.2 Confidentiality.

(i) Confidential Information will be marked “CONFIDENTIAL.” The recipient of Confidential Information (“Recipient”) agrees to retain in confidence and to prevent the disclosure of the Confidential Information from the discloser (“Discloser”) to any third party without the prior written consent of the Discloser; provided, however, the Recipient may disclose Confidential Information to its officers, directors, employees, partners, investors, shareholders, lawyers, accountants, and consultants (collectively, the “Representatives”) on a need-to-know basis only for the purpose of assisting the Recipient in evaluating the Confidential Information or in the discharge of its obligations under this Agreement. The Recipient will use the same degree of care with respect to the Confidential Information as it would with its own proprietary and confidential information, and in no event use less than a reasonable degree of care. The Recipient will use reasonable efforts to notify its Representatives about the Recipient’s duties under this Agreement and to promote Representatives’ maintenance of the confidentiality of the Confidential Information as if the Representatives were themselves parties to this Agreement. BELLICUM may disclose Confidential Information to potential licensees, purchasers, investors, joint venturers and the like so long as BELLICUM uses commercially reasonable efforts to make such disclosures subject to a confidentiality agreement. The Recipient agrees to retain in confidence and to prevent the disclosure of any document prepared by or for the Recipient that includes Discloser’s Confidential Information, including without limitation any document that analyzes or summarizes Discloser’s Confidential Information, to any third party without the prior written consent of the Discloser.

(ii) This Agreement imposes no obligations upon the Recipient with respect to any Confidential Information which (a) was in the Recipient’s possession before receipt of such information from the Discloser, as evidenced by competent written proof; (b) is or becomes a matter of public knowledge through no fault or violation of this Agreement by the Recipient or its Representatives; (c) is rightfully received by the Recipient from a third party who, to the Recipient’s knowledge, is not under a duty of confidentiality; (d) is approved in writing for release by the Discloser prior to such release; (e) is independently developed by the Recipient as evidenced by Recipient’s written records without any use of or reference to Confidential Information of the Discloser; or (f) is disclosed in an intangible medium (e.g., visual, oral) and not confirmed in a writing to the Recipient within thirty (30) days after its initial disclosure by the Discloser. Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information which is required to be disclosed by law, rule, regulation, administrative, or legal process (“Compelled Request”); provided, however, the Recipient will give prompt written notice of any Compelled Request for such information to the Discloser and agrees to cooperate with the Discloser, at the Discloser’s expense, to challenge the request or limit the scope of disclosure of such information, as the Discloser may request and deem appropriate.

(iii) Each Party agrees to notify the other Party in writing of any misuse or misappropriation of the other Party’s Confidential Information that may come to its attention. The Parties hereby acknowledge and agree that in the event of any breach of this Section 16.2, including, without limitation, the actual or threatened disclosure or unauthorized use of Confidential Information without the prior express written consent of the Discloser, the Discloser would suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate the disclosing party for such injury. Accordingly, the Parties agree that the Discloser will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond or further showing and without prejudice to any other rights and remedies that the Discloser may have for a breach of this Section 16.2.

16.3 No Additional Rights. BELLICUM acknowledges that, other than the specific rights granted hereunder, it is not entitled to any rights to any current or future technology, research or developments made at or owned by BAYLOR.

16.4 BAYLOR’s Disclaimers. Neither BAYLOR, nor any of its faculty members, scientists, researchers, employees, officers, trustees or agents assume any responsibility for the manufacture, product specifications, sale or use of the Subject Technology or the Licensed Products which are manufactured by or sold by BELLICUM.

16.5 Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

16.6 Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

16.7 Reformation. The Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the Parties hereto, in a final, unappealable order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

16.8 Force Majeure. No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

16.9 Informed Review. Each Party acknowledges that it and its counsel have received and reviewed this Agreement and that normal rules of construction, to the effect that ambiguities are to be resolved against the drafting Party, shall not apply to this Agreement or to any amendments, modifications, exhibits or attachments to this Agreement.

16.10 Section Headings. The section headings used in this Agreement are intended for purposes of reference and convenience only, and shall not enter into any interpretation of this Agreement.

16.11 Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement of understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

BELLICUM PHARMACEUTICALS, INC.		BAYLOR COLLEGE OF MEDICINE

Name:	/s/ Thomas J. Farrell	Name:	/s/ Illegible
Thomas J. Farrell

Title:	Chief Executive Officer	Title:	Sr. VP and Dean of Research

Date:	June 27, 2010	Date:	June 22, 2010

APPROVED AS TO FORM Office of the General Counsel Baylor College of Medicine By: /s/ 6/17/10

Appendix A

Royalty Report

BLG #:
Licensee:
Reporting Period:
Prepared By	Date:
Approved By	Date:

Please prepare a separate report for each product line. Then combine all product lines into a summary report.

Product Line Code (SKU):

Country	Units Sold	Exchange Rate	Total Billings (USD)	Gross Sales (USD)	Less Deductions* (USD)	Net Sales (USD)	Royalty Rate	Royalty Amount
USA
Canada
Europe:

Japan
Other:

Total								$
Third Party Royalty Payments (USD)								$
Net Royalty Payable (USD)								$
Sublicensing Revenue (USD)								$
Other Payments- Milestones, Minimum Royalties, Maintenance Fees (USD)								$

Total Payment Due (USD)								$

*	Deduction Description: